SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated effective as of March 1st, 2017, is made by and among (i) **TECNOGLASS INC.**, a Cayman Islands exempted company ("**Tecnoglass**" or the "**Buyer**"), and (ii) **GIOVANNI MONTI**, an individual ("**Seller**").

RECITALS

A. Giovanni Monti and Partners Consulting and Glazing Contractors, Inc ("**GM&P**" or the "**Target**") is a consulting and glazing contracting company located in Miami, Florida.

B. The Target has over 15 years of experience in the design and installation of various building enclosure systems such as curtain and window walls (collectively, the "**Business**").

C. GM&P has been working with Tecnoglass' Colombian subsidiaries, Energia Solar S.A. and Tecnoglass S.A., for over five years and is currently the largest client on a consolidated basis.

D. It is in the interest of Tecnoglass to acquire all shares of GM&P owned by the Seller in exchange for a total purchase price equal to thirty-five million dollars (US$35,000,000) (the "**Purchase Price**").

E. The respective corporate approvals, to the extent applicable and/or required, of Tecnoglass and of the Seller, have been obtained in order to enter into this Agreement and the transactions contemplated hereby, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties, intending legally to be bound, agree as follows:

AGREEMENT

Article 1. Definitions and Transaction Description

1.1 Definitions. A list of defined terms is set forth in Schedule 1.1 attached hereto.

1.2 Transaction Description. On the terms and subject to the conditions set forth in this Agreement, on March 1st, 2017 (the "**Effective Acquisition Date**"), Tecnoglass shall acquire 100% of the shares of the Target, all of which are owned solely by the Seller, in exchange for the Purchase Price.

Article 2. Sale and Purchase of the Shares

2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained herein, upon the Effective Acquisition Date, the Seller shall sell, assign, transfer, convey and deliver 100% of the Shares to the Buyer and/or such Buyer's Affiliates as the Buyer may appoint (or the assignees or successors of any of the foregoing) free and clear of any and all Encumbrances, and the Buyer and/or such Buyer's Affiliates as the Buyer may appoint (or the assignees or successors of any of the foregoing) shall, acquire and accept from the Seller, all of the Seller's rights, title and interests to and in the Shares, and shall, purchase all of the Shares from the Seller.

2.2 Purchase Price. The total Purchase Price payable by the Buyer to the Seller for 100% of the Shares is thirty-five million dollars (US$35,000,000).

(a) Payment of Purchase Price. Buyer will pay Seller six million dollars ($6,000,000) in cash as part of the Purchase Price, payable within 60 days of the Effective Acquisition Date. The remaining twenty-nine million dollars ($29,000,000) of Purchase Price shall be payable on or before September 1, 2017 and may be payable in cash, Tecnoglass Ordinary Shares or a combination of both, at Buyer's sole election. In connection with the purchase:

(b) Seller will be solely responsible for the taxes related to the payment of the Purchase Price.

(c) Any amounts to be payable in cash by the Buyer under or pursuant to this Agreement shall be deemed to have been duly and validly made upon confirmation by Buyer's bank of any such amounts having been wire transferred to the bank accounts indicated by the Seller in writing.

(d) Any amounts to be payable in Tecnoglass Ordinary Shares by the Buyer shall be deemed to have been duly and validly made upon issuance of the Tecnoglass Ordinary Shares in favor of the Seller by Buyer's transfer agent.

2.3 Exchange of Shares. In case Buyer elects to pay all or part of the US$29,000,000 part of Purchase Price due on September 1st, 2017 in Tecnoglass Ordinary Shares, such Tecnoglass Ordinary Shares will be valued at US$11.81 per share, which is the closing average price of the last 30 trading days, up to a total of 2.455.546 Tecnoglass Ordinary Shares. If Buyer elects to pay any part of the Purchase Price in Tecnoglass Ordinary Shares, Tecnoglass will cause its transfer agent to issue and deliver to the Seller or its designees, certificates representing the Tecnoglass Ordinary Shares in the name of Seller or its designees as instructed by the Seller.

(a) Tecnoglass agrees to file a registration statement on Form S-1 (or other then available form of registration statement) with the Securities and Exchange Commission to register the resale of any Tecnoglass Ordinary Shares to be issued to pay all or any portion of the Purchase Price.

(b) All Tecnoglass Ordinary Shares to be issued pursuant hereto shall be deemed "restricted securities" as defined in paragraph (a) of Rule 144 under the Securities Act, and the Seller represents in writing that he is acquiring such shares for investment purposes only and without the intent to make a further distribution of such shares. All Tecnoglass Ordinary Shares to be issued under the terms of this Agreement shall be issued pursuant to an exemption from the registration requirements of the Securities Act, under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder. Certificates representing the Tecnoglass Ordinary Shares to be issued hereunder shall bear a restrictive legend in substantially the following form:

> THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF TECNOGLASS.
>
> THE SHARES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT, A COPY OF WHICH IS AVAILABLE FROM TECNOGLASS.

2.4 Escrow. Each of the Buyer and the Seller shall execute and deliver an escrow agreement

with an escrow agent mutually agreed to by Tecnoglass and Seller (**"Escrow Agent"**), to hold in escrow for a period of 18 months from the date of payment of the Purchase Price, at Buyer's election (i) two million dollars (US$2,000,000) in cash, part of the Purchase Price, or (ii) Tecnoglass Ordinary Shares, payable as part of the Purchase Price, which, in the aggregate have a value, equal to up to Two Million Dollars ($2,000,000), for purposes of Seller indemnifying and holding Tecnoglass harmless against any and all claims, liabilities or obligations with respect to any breach by GM&P and/or the Seller of any of the covenants, agreements, representations or warranties made by such parties in this Agreement, including, without limitation, any undisclosed uncollectable accounts receivable of GM&P, or any other contingencies. The terms and conditions regarding the foregoing shall be set forth in the Escrow Agreement mutually agreed to between Tecnoglass and the Escrow Agent (the **"Escrow Agreement"**).

Article 3. **<u>Effective Acquisition Date; Closing; Deliveries.</u>**

3.1. <u>Time and Place of Closing</u>. The Buyer and the Sellers each hereby covenant and agree to cause the closing of the transactions contemplated herein (the "**Closing**") to occur at the offices of GM&P in Miami, Florida or otherwise by electronic exchange of documents (or at such other place and time as the parties may mutually agree). The Parties agree that Closing will occur even though payment of the Purchase Price is payable up to six months after the Effective Acquisition Date.

(a) <u>Seller's Deliveries</u>. On the Effective Acquisition Date, Seller shall deliver, or cause to be delivered, to Tecnoglass the following items:

(i) Duly assigned Share certificates held in the Target or other documentation assigning, transferring and otherwise conveying to Tecnoglass 100% of the Shares held by the Seller in GM&P, duly endorsed, so as to make Tecnoglass the holder thereof free and clear of all Encumbrances; and

(ii) Copy of all Governing Documents; updated shareholder registry, if applicable; resignation letters of the members of the board of directors and legal representatives; certificate issued by the Seller providing for the full release of any claims against the Buyer and/or the Target arising out of, or in connection with, any Liabilities existing prior to or as of the Effective Acquisition Date; copy of the insurance coverage in respect of the assets and real property of the Target, which coverage shall be effective on the Effective Acquisition Date; certificate of incumbency, with issuance date no longer than 60 days; copy of all contracts in force. All of the aforementioned documents as applicable.

3.2 <u>Buyer's Deliveries</u>. Upon payment of the Purchase Price, Tecnoglass shall deliver, or cause to be delivered the Purchase Price to Seller to the extent applicable, and a certificate of deposit into an escrow account with the Escrow Agent of the portion described above and under the terms contemplated in this Agreement.

(a) <u>Further Assurances</u>. At the Closing, each of the parties hereto shall take, or cause to be taken, all such actions and deliver, or cause to be delivered, all such other documents, instruments, certificates and other items as may be required under this Agreement or otherwise, in order to perform or fulfill all covenants and agreements on its part to be performed at or prior to the Closing Date.

3.3 <u>Taking of Necessary Action; Further Action</u>. Each of the parties shall use its respective commercially reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Closing. If, on or at any time after the Closing Date, any further reasonable action is necessary or desirable to carry out the purposes of this Agreement, the parties shall take all such lawful and necessary action.

Article 4. Representations and Warranties of Seller

Subject to the exceptions set forth in the disclosure schedule delivered by Seller to Buyer in connection with this Agreement (the "**Disclosure Schedule**"), Seller makes the following representations and warranties to Buyer, which representations and warranties shall be true and correct as of the date hereof and as of the Closing:

4.1 Organization and Capacity. Seller is an individual, is of legal age, with all legal power authority to own the Shares and all other properties it owns and to conduct its business as currently conducted.

4.2 Authority; Execution and Delivery; Enforceability. Seller has all requisite right, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has the legal capacity to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, and performance of the Seller of its respective obligations hereunder has been duly authorized by all necessary action, corporate or otherwise prior to the Closing, and no further action is required in connection therewith. This Agreement constitutes a legal, valid and binding obligation for the Seller.

4.3 Title. Seller is the sole record and beneficial owner of all of the Shares, which represent 100% of the outstanding ordinary shares of capital stock of GM&P on a fully diluted basis, free and clear of any Encumbrance. As of Closing there will be no shareholder agreements, buy-sell agreements, option agreements or other similar agreements, voting trust or other Contracts to which the Seller or Target is party or which it is bound relating to any of the Shares.

4.4 Non-Contravention. The execution, delivery and performance by each of this Agreement do not, and the consummation of the transactions contemplated hereby by the Sellers will not:

(a) conflict with or result in a violation or breach of any term or provision of any Law applicable to the Seller or the Target; or

(b) conflict with or result in a violation or breach of, a default (with or without notice and lapse of time or both) under, the acceleration of any obligations or the creation of an Encumbrance pursuant to, or any termination, cancellation, amendment or modification of any rights or obligations or Loss of any material benefit under, any contract to which the Seller or the Target is a party.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Target as to which the Buyer shall be liable after Closing.

4.6 Due Incorporation; Authority. The Target is a duly organized and validly existing under the Laws of Florida, and has the power and authority to conduct its Business. The Seller shall deliver at Closing to Buyer true, complete and correct copies of the Governing Documents, as currently in effect, GM&P.

4.7 Subsidiaries. Target has one subsidiary, incorporated and validly existing under the Laws of Florida. The Target and is Subsidiary do not directly or indirectly own or have the right or the obligation to acquire any capital stock or other equity interest in any other corporation, partnership, joint

venture or otherwise other Person.

4.8 Financial Information. The financial statements of the Target dated as of December 31st, 2016 (the "**Financial Statements of the Target**"), including its related statements of income, balance sheets and cash flows together with notes and related annex, that have been made available to the Buyer (i) were derived from the books and records of the Target; (ii) have been prepared in accordance with GAAP and give a true and accurate account of the financial condition of the Target as at the dates thereof and the results operations and changes in financial condition of the Target for the periods then ended; (iii) reflect all the material aspects of the financial condition of the Target; (iv) have been reviewed and certified; and (v) do not include any untrue statement or omit to state or reflect any material fact necessary to make any statements therein not misleading.

4.9 Compliance with Law. The Target has been and is in compliance in all respects with all Laws applicable. The Target has not received any written notice alleging a default, breach or violation of any Laws applicable to them. Neither the execution of this Agreement nor the Closing does or will constitute or result in any such default, breach or violation by the Target. The Target hold all authorizations, licenses, permits and regulatory requirements necessary and required to conduct the Businesses as they are currently conducted and all such authorizations, licenses, permits and regulatory requirements are valid, subsisting and in full force and effect. Neither the execution of this Agreement nor the Closing, do or will constitute or result in a default under or violation of any such authorization, permit, license or regulatory requirement.

4.10 No Undisclosed Liabilities. Target has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under GAAP, as in effect on the date of this Agreement, to be disclosed on a balance sheet or in the related notes to the financial statements of Target that are, individually or in the aggregate, material to the business, results of operations or financial condition of Target, except (i) liabilities provided for in or otherwise disclosed in the Financial Statements of the Target or (ii) liabilities incurred since November 30th, 2016 in the ordinary course of business.

4.11 Investment Representations. Seller hereby represents that:

(a) he has substantial experience evaluating and investing in securities in companies similar to Buyer, so he is capable of evaluating the merits and risks of the investment in Tecnoglass and has the capacity to protect his own interests.

(b) he understands he will bear the economic risk of receiving Tecnoglass Ordinary Shares pursuant to the Securities Act and applicable regulation and that the Tecnoglass Ordinary Shares will be restricted securities and bear a legend as indicated herein.

(c) he will receive Tecnoglass Ordinary Shares for his own account, for investment purposes only and in accordance with the Lock-up Agreement provision contained herein.

(d) he is an accredited investor within the meaning of regulation applicable under U.S. securities laws.

(e) he has had the opportunity to review Tecnoglass' business, management and financials, as well as the SEC Reports (defined below), with directors, officers and management of said company, and has the opportunity to review Tecnoglass' operations and facilities, has also had the opportunity to ask questions and receives answers from Tecnoglass and its management regarding the terms and conditions of this investment.

4.12 Ethics and Compliance.

(a) The Seller and the Target and the Persons listed in Schedule 4.12. of this Agreement, which represent the 10 most important clients of the Target, are not included in any restrictive list issued by the Office of Foreign Assets Control, United States Department of Treasury.

(b) The Seller and the Target represent and warrant that they have not engaged in any activity that would constitute a violation of any anti-corruption, money laundering or terrorist financing applicable Laws.

(c) No part of the payments received by the Sellers in connection with this Agreement, directly or indirectly, will be used in contravention of the provisions of this Section.

Article 5. Representations and Warranties of the Buyer

5.1 Organization; Standing and Power. The Buyer is a company duly incorporated, validly existing and in good standing under the Laws of Cayman Islands, with all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being owned, leased, operated and conducted.

5.2 Due Authorization. The Buyer has all requisite corporate power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Buyer, and the consummation of the transactions contemplated hereby by the Buyer, have been duly and validly authorized and approved by the Buyer and no other corporate action or proceeding on the part of the Buyer is necessary to authorize this Agreement or the transactions contemplated hereby. The Buyer has duly and validly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect that affect the enforcement of creditors' rights generally and by equitable limitations on the availability of specific remedies and by principles of equity.

5.3 Non-Contravention. The execution, delivery and performance by each of this Agreement do not, and the consummation of the transactions contemplated hereby by the Sellers will not:

(c) conflict with or result in a violation or breach of any term or provision of any Law applicable to the Buyer; or

(d) conflict with or result in a violation or breach of, a default (with or without notice and lapse of time or both) under, the acceleration of any obligations or the creation of an Encumbrance pursuant to, or any termination, cancellation, amendment or modification of any rights or obligations or Loss of any material benefit under, any contract to which the Buyer is a party.

5.4 Financing. The Buyer has, or will have access to, sufficient resources to pay in cash or in Tecnoglass Ordinary Shares any and all amounts necessary to consummate the payment of the Purchase Price hereunder. Notwithstanding anything contained in this Agreement to the contrary, the Buyer acknowledges and agrees that its obligations hereunder are not conditioned in any manner whatsoever upon its obtaining funds.

5.5 Reports and Financial Statements.

(a) Tecnoglass has, in a timely manner, filed all forms, notifications, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) (collectively, the "**Tecnoglass Reports**") that were required to be filed by Tecnoglass or any Subsidiary with any applicable Governmental Entity related to this transaction. As of their respective dates (and without giving effect to any amendments or supplements filed after the date of this Agreement with respect to Tecnoglass Reports filed before the date of this Agreement), each of Tecnoglass Reports complied, as to form and substance, in all material respects with legal requirements. To Tecnoglass' knowledge, as of the date hereof, there are no unresolved comments issued by the staff of any Governmental Entity with respect to any of the Tecnoglass Reports or Tecnoglass' operations, generally that failure to resolve would have a Material Adverse Effect.

(b) There are no registration statements, prospectuses, reports, schedules, forms, statements and other documents of Tecnoglass in the form filed with the SEC that are not publicly available through the SEC's EDGAR database. As of their respective dates, each of Tecnoglass Reports, (i) complied, as to form and substance, in all material respects with legal requirements, including without limitation, in the case of forms, reports, schedules, registration statements, proxy statements, information statements and other documents (together with all amendments thereof and supplements thereto) subject to the requirements of the Securities Act or the Exchange Act (as such documents have since the time of their filing been amended or supplemented, the "**SEC Reports**"), the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) To Tecnoglass' knowledge, Tecnoglass is in compliance in all material respects with (i) the applicable provisions of the SOX and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) Tecnoglass' books and records have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

5.6 Information Supplied. None of the information supplied or to be supplied by Tecnoglass for inclusion or incorporation by reference in any documents required to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereunder, will, on the date of its filing, or, at the date it is first mailed to Tecnoglass' shareholders, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The documents required to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated hereunder will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Tecnoglass with respect to statements made or incorporated by reference therein based on information supplied by Seller for inclusion or incorporation by reference therein.

5.7 Board Approval. The Board of Directors of Tecnoglass (including through any necessary committee thereof) has, by resolutions duly adopted by vote at a meeting (or by unanimous written consent) of directors duly called and held and not subsequently rescinded or modified in any way prior to

the date hereof (i) determined that the transactions contemplated hereby are fair to, and in the best interests of, Tecnoglass and its shareholders and (ii) approved this Agreement and the transactions contemplated hereby.

Article 6. Covenants and Agreements.

6.1 Confidentiality. Neither party will at any time on or after the date hereof, directly or indirectly, without the prior written consent of the other party, disclose any Confidential Information involving or relating to the other party or the other party's Affiliates or business, or use such Confidential Information for any purpose other than the evaluation of the transaction contemplated by this Agreement; provided that Buyer may disclose Confidential Information after the date hereof as required by applicable law, regulation or stock exchange rule. As used herein, **"Confidential Information"** means all confidential or proprietary information of either party and its Subsidiaries, including: (a) customer and supplier information, including lists of names and addresses of customers and suppliers of such party, its Subsidiaries or its Affiliates, (b) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (c) market research and data bases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by such party or any of its Affiliates or Subsidiaries, (d) information concerning the configuration and architecture, technical data, networks, methods, practices, standards and capacities, software or technology of such party, (e) financial performance figures, financial projections, channels of distribution, trade secrets, names of creditors or partners, market projections, price lists, pricing policies, models and other confidential and proprietary information relating to the business and operations of any party or any of its Affiliates or Subsidiaries, and (f) information identified as confidential and/or proprietary in internal documents of such party; *provided, however*, that Confidential Information shall not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof). The Confidential Information shall also include (i) the fact that the Confidential Information has been made available to a party, and (ii) any of the terms, conditions or to other facts with respect to this Agreement, the transactions contemplated hereby or any of the agreements contemplated hereby. In the event that any party or any of its Affiliates or representatives are required by applicable Laws or by legal process to disclose any Confidential Information, each party agrees that it shall, and shall cause its Affiliates and representatives to, provide the other party with prompt notice of such request or requirement in order to enable the other party to seek an appropriate protective order or other remedy, to take steps to resist or narrow the scope of such requirement.

6.2 Public Announcements. Except as and to the extent required by law, regulation or stock exchange rule, without the prior written consent of the other parties, no party will, and each party will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, the Purchase Agreement or any of the terms, conditions, or other aspects thereof. If a party is required by law, regulation or stock exchange rule to make any such disclosure, it must first provide to the other parties the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

6.3 Non-Compete. During a period of five years from the date of this Agreement and surviving its termination, the Seller may not, without prior written consent of the Buyer, directly or indirectly, interfere, own, operate, manage, have interests (financial or otherwise), be shareholder, partner, director, employee, consultant, agent or representative of any individual or company that participates, directly or indirectly, in any business or activity that implies the performance, execution or rendering of similar or related products or services or that replace or, substitute or compete with GM&P's or Tecnoglass', or in

the fabrication, promotion, sales or distribution of GM&P's or Tecnoglass' products or services. Seller and Buyer will execute the non-compete agreement in the form of Schedule 6.3. hereto.

6.4 Lock-Up Agreements. If the purchase is completed fully or partially through stock, the Seller shall enter into a lock-up agreement in favor of the Buyer in the form of Schedule 6.4. hereto, pursuant to which Seller shall not be permitted (without the prior written consent of Tecnoglass) to sell any Tecnoglass Ordinary Shares for a period of one year following the Effective Acquisition Date for a purchase price below $14 per share.

Article 7. Indemnification.

Subject to the provisions of this Article, the Seller shall pay, fully indemnify, hold harmless and defend the Buyer and its Affiliates (including from and after the Closing, the Target) and its shareholders, directors, officers, employees, successors, assigns, representatives, agents, members, partners, and each of their respective successors and permitted assigns (each a "Buyer Indemnified Party") from and against, any and all Losses that any Buyer Indemnified Party may suffer, sustain, or become subject to (including reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this Agreement and interests), if any, on the amount of such Losses as prescribed herein incurred or to be incurred by any of them resulting from, or in connection with:

(i) any inaccuracy, non-fulfillment, non-performance, violation or breach of any representation or warranty of the Seller or GM&P under or pursuant to this Agreement or any other document delivered pursuant hereto;

(ii) any non-fulfillment, non-performance, violation or breach of any covenant of the Seller or GM&P under or pursuant to this Agreement or any other document delivered pursuant hereto;

(iii) any claims or threatened Third Party Claims against Buyer Indemnified Parties arising at any time, in connection with the actions or inactions of the Seller or Target or the officers, directors, employees or agents of the Target with respect to the Businesses of the Target or the predecessors of any of them prior to the Effective Acquisition Date.

(e) Any indemnification under this Agreement shall be deemed to be deducted from the amount in Escrow. Notwithstanding the fact that the Escrow is being established, Buyer Indemnified Parties may seek indemnification for any amounts in excess thereof.

(f) From and after the Closing, the indemnification set forth in this Article shall be the sole remedy of the Buyer Indemnified Parties against Seller in connection with any such breach of representation, warranty or covenant, regardless of when such Loss arose or occurred, and the Buyer agrees that neither it nor any of its Affiliates (including the Target) shall have any right to assert or institute any Proceeding against the financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives of Seller and the Target or any of its Affiliates in connection with any such Loss.

(g) The interest rate to be applied on the amount of any Losses in accordance with the provisions above, shall in no event exceed an interest rate equal to ten percent and shall be determined as of the date such Losses were incurred and updated each 90 days until the date of the payment to the Buyer Indemnified Party, determined based on a 360-day year, provided however, that interest on Losses in no event shall imply duplication if such interest is already captured on the amount of Losses, as determined in accordance with this Agreement.

Article 8. General Provisions.

8.1 Expenses. Except as otherwise specifically provided in this Agreement, all out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.2 Notices. Any notice, demand, claim, notice of claim, request or communication required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery if delivered in person, (ii) on the date of mailing if mailed by registered or certified mail, postage prepaid and return receipt requested, (iii) on the date of delivery to a national overnight courier service, or (iv) upon transmission by facsimile (if such transmission is confirmed by the addressee) or email if delivered to the following addresses, or to such other address as any party may request by notifying in writing all of the other parties to this Agreement in accordance with this Section.

If to Buyer:

Santiago Giraldo
Deputy CFO
sgiraldo@tecnoglass.com
Av. Circunvalar a 100 mts de la Via 40
Las Flores, Barranquilla, Colombia
Facsimile: 575 3734090

If to Seller:

Giovanni Monti
gm@gmpglazing.com
800 Claughton island Drive, apt 1203
Miami , Fl 33131]
Facsimile:

8.3 Benefit and Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

8.4 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

8.6 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, all parties.

8.7 Effect and Construction of this Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings, whether written or oral, relating to matters provided for herein. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual agreement, and this Agreement shall not be deemed to have been prepared by any single party hereto.

8.8 Headings. The headings of the sections and subsections of this Agreement are inserted as a matter of convenience and for reference purposes only and in no respect, define, limit or describe the scope of this Agreement or the intent of any section or subsection.

8.9 Counterparts. This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, which shall govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

8.11 Entire Agreement. This Agreement, along with the Disclosure Schedules, Exhibits and all other agreements, instruments or documents to be delivered in connection with this Agreement, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

8.12 Specific Performance. Each party acknowledges and agrees that in the event of any breach of this Agreement, the other party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that: (i) each party hereto waives, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) each party shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement.

8.13 Remedies Cumulative. No remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy is cumulative and is in addition to every other remedy given hereunder or now or hereafter existing at law or in equity.

8.14 Attorneys' Fees. If any action should arise between the Parties hereto to enforce or interpret the provisions of this Agreement, the prevailing party in such action shall be reimbursed for all reasonable expenses incurred in connection with such action, including reasonable attorneys' fees.

8.15 Waiver of Jury Trial. THE PARTIES, BY THEIR EXECUTION OF THIS AGREEMENT, WAIVE TRIAL BY JURY IN ANY SUIT, ACTION, OR PROCEEDING RELATING

TO OR ARISING OUT OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY THE PARTIES, AND THE PARTIES HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.

[***Signature Page Follows.***]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement as of the day and year first above written.

BUYER:

TECNOGLASS INC.

By:______________________________
Name:____________________________
Title:____________________________

SELLER:

GIOVANNI MONTI

By:______________________________
Name: Giovanni Monti

SCHEDULE 1.1

DEFINITIONS

Unless otherwise stated in this Agreement, the following capitalized terms have the following meanings:

"**Action**" means any action, suit, claim, arbitration, as well as any proceeding or investigation commenced by or pending before any Governmental Entity.

"**Affiliate**" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such specified Person.

"**Agreement**" or "**this Agreement**" means this Purchase Agreement dated as of the date first above written (including the Annexes, Schedules and Exhibits hereto) and all amendments hereto.

"**Business Day**" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of Miami, Florida.

"**Closing**" shall take place upon transference of ownership of Seller's shares in Target to Buyer, which shall occur on the Effective Acquisition Date.

"**Control**" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or to cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

"**Effective Acquisition Date**" shall be March 1st, 2017, the date on which Buyer will acquire 100% of the Shares of the Seller, gaining full and absolute control over the Target.

"**Encumbrances**" means any security interest, pledge, mortgage, lien (including, without limitation, tax liens), charge, encumbrance, easement, adverse claim, preferential arrangement, restriction or defect in title.

"**Exchange Act**" means the Securities Exchange Act of 1934, as amended.

"**GAAP**" means United States generally accepted accounting principles and practices as in effect from time to time.

"**Governing Documents**" means the charter, by-laws, organizational and other documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, and shall include: (a) in respect of a corporation, its certificate or articles of incorporation or association and/or its by-laws; and (b) in respect of a Colombian company, its certificate of existence and legal representation and its by-laws.

"**Governmental Entity**" means any United States federal, state or local government or any foreign government, any governmental, regulatory, legislative, executive or administrative authority, agency or commission or any court, tribunal, or judicial body.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity. Governmental Orders shall not include Permits.

"**Law**" means any federal, state, local or foreign constitution, statute, law, ordinance, regulation, rule, code, injunction, judgment, order, decree or other requirement, restriction or rule of law.

"**Liability**" or "**Liabilities**" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"**Losses**" means any loss, damage, cost, penalty, fine, out-of-pocket cost or expense of any nature or other expense (including reasonable fees for attorneys and other experts), judgment, award or settlement that are imposed upon or otherwise incurred by a Person, but not including internal management, administrative or overhead costs.

"**Material Adverse Effect**" means any circumstance, change in, or effect that has a material adverse effect on the business, results of operations, or financial condition.

"**Person**" means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

"**Tecnoglass Ordinary Shares**" ordinary shares of stock, par value $0.0001 per share, of Tecnoglass.

"**Third Party Claim**" any Proceeding asserted or instituted by any Person other than a Party that could give rise to Losses for which an Indemnified Party intends to seek indemnification from an Indemnifying Party hereunder.

"**SEC**" means the United Stated Securities and Exchange Commission.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Shares**" shall mean shares of GM&P.

"**Subsidiary**" of any Person means (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, limited liability company, associates, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest.

SCHEDULE 4
DISCLOSURE SCHEDULE

SCHEDULE 4.12.
ETHICS AND COMPLIANCE

SCHEDULE 6.3.
NON-COMPETE AGREEMENT

SCHEDULE 6.4.
LOCK-UP AGREEMENT